Exhibit 10.7

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of April 25, 2003, is between Art's-Way Manufacturing Co.,Inc. and WEST DES MOFNES STATE BANK.

Article 1.   DEFINITIONS

Section 1.1 Defined Terms.  As used herein:

"Accounts", "Inventory", "Equipment", "General Intangibles",
"Chattel Paper",

"Documents", "Deposit Accounts", "Fixtures", "Goods", "Instruments", "Investment Property", "Letter of Credit Rights", "Supporting Obligations" and "Proceeds" shall have the meaning ascribed in the Security Agreement.

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Borrower.

"Agreement" means this Loan Agreement, as amended from time to time.

"Bank" means West Des Moines State Bank, an Iowa banking corporation, its successors and assigns.

"Banking Day" means a day on which the principal domestic office of the Bank is open for the purpose of conducting substantially all of its business activities.

"Borrower" means Art's-Way Manufacturing Co., Inc., a Delaware corporation.

"Change Date" The interest rate will be adjusted monthly

"Default" means any of the events specified in Section 7.1.

"Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning health, safety and protection of, or regulation of the discharge or substances into, the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

"ERISA Affiliate" means any trade or business, whether or not incorporated, which together with Borrower would be treated as a single employer under ERISA.

"Financial Statements" means the balance sheet of Borrower as of December 31, 2002, and the statement of income and surplus of Borrower for the period then ending, and any accompanying statements, including, without limitation, statement of cash flows, and notes to such financial statements, and any other documents or data furnished to the Bank in connection therewith.

"GAAP" means generally accepted accounting principles in the United States of America from time to time as promulgated by the Financial Standards Accounting Board and recognized and interpreted by the American Institute of Certified Public Accountants.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including, without limiting the generality of the foregoing, any agency, body, commission, court or department thereof whether federal, state, local or foreign.

"Guarantors" means, collectively, J. Ward McConnell, Jr..

"Guaranty' means, as to each Guarantor, the Unlimited Continuing Guaranty in substantially the form of Exhibit F hereto, duly executed by each Guarantor in favor of the Bank to guarantee the Obligations, including any amendment, modification, renewal, extension, substitution or replacement thereof.

"Hazardous Substances" means asbestos, polychlorinated biphenyls and petroleum products and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any Environmental Laws (whether now existing or hereafter enacted or promulgated).

"Indebtedness" means (a) all indebtedness or other obligations of any Person for borrowed money or for the deferred purchase price of property or services, (b) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, the payment or collection of which the subject Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which the subject Person is liable, contingently or otherwise, including, without limitation, liability by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss, and (c) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property (including, without limitation, Accounts) owned by the subject Person, whether or not the subject Person has assumed or become liable for the payment of such indebtedness or obligations.

"Indemnity Agreement" means the Environmental Certificate and Indenmity in substantially the form of Exhibit D hereto, duly executed by Borrower to the Bank to secure the Obligations, including any amendments and modifications thereto.

"Loan" means the mortgage loan in the principal amount of Two Million Dollars ($2,000,000) governed by this Agreement, including any renewal or extension hereof.

"Loan Documents" means this Agreement, the Note, the Mortgage, the Lease Assignment, the Security Agreement, the Indemnity Agreement, any UCC financing statements and all other documents executed and delivered by Borrower to govern, evidence or secure the Loan.

"Loss" shall have the meaning ascribed in Section 8.9 hereof.

"Maturity Date" means the earlier to occur of (a) April 25, 2023, or (b) the date on which the repayment of the Obligations is accelerated pursuant to the terms of this Agreement, the Note and the other Loan Documents.

"Mortgage" means the Mortgage and Security Agreement duly executed by Borrower in favor of the Bank, dated April 25, 2003 and recorded April 29, 2003 in the Office of the Recorder of Emmet County, Iowa, as Instrument No. 00983 a copy of which is attached hereto as Exhibit B-1, as amended by a certain Mortgage and Security Agreement in substantially the form of Exhibit B-2 hereto, between Borrower and the Bank to secure the Obligations, includin2 anv further amendments and modifications thereof.

"Note" means the Mortgage Note in substantially the form of Exhibit A hereto, duly executed by Borrower made payable to the order of the Bank to evidence the Loan, including any amendment, modification, renewal, extension or replacement thereof.

"Obligations" means all unpaid principal and accrued and unpaid interest under the Note, all accrued and unpaid fees hereunder and all other obligations and liabilities of Borrower to the Bank of every kind and description, direct or indirect, now or hereafter arising, absolute or contingent, whether or not arising in connection with the Loan or otherwise, whether or not arising under the Loan Documents and whether or not contemplated by Borrower or the Bank as of the date hereof, including, without limitation, all reasonable costs of collection and enforcement of any and all thereof, including reasonable attorneys' fees.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to ERISA, or any successor entity.

"Permitted Encumbrances" means (a) liens for taxes or assessments which are not yet due, liens for taxes or assessments or liens of judgments which are being contested, appealed or reviewed in good faith by appropriate proceedings which prevent foreclosure of any such lien or levy of execution thereunder and against which liens, if any, adequate insurance or reserves have been provided; (b) pledges or deposits to secure payment of workers' compensation obligations and deposits or indemnities to secure public or statutory obligations or for similar purposes; (c) liens and other security interests in favor of the Bank; and (d) those further encumbrances (if any) shown on Schedule I (a codv of West Des Moines.
State Bank Mort2age of $2,500,000) attached hereto.

"Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated association and a Governmental Authority.

"Prime Rate" means the rate of interest from time to time published in the "Money Rates" section of The Wall Street Journal as the "Prime Rate" for corporate loans at large U.S. money center commercial banks (or a comparable rate selected by the Bank in writing and furnished to Borrower if such published rate is not available).

"Qualified Investments" means (a) short term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by Standard & Poor's Corporation or P-1 or better by Moody's Investors Service, Inc., (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by commercial banks having capital and surplus in excess of One Hundred Million Dollars ($100,000,000).

"Real Estate" means the real estate and improvements located at 5556 Hwy 9 W., Armstrong, Iowa 50514, as more particularly described in Exhibit A to the Mortgage.

"Security Agreement" means the Security Agreement in substantially the form of Exhibit E hereto, duly executed by Borrower in favor of the Bank to secure the Obligations, including any amendments or modifications thereof.

"Unfunded Capital Expenditures" means expenditures for fixed asset acquisition not funded by long term debt or Capital Leases, as shown on the balance sheet furnished to the Bank from time to time pursuant to
Section 5.2.1 hereof.

"Unmatured Default" means any event which with notice, or lapse of time, or both, would constitute a Default.

Section 1.2 Other Definitions; Rules of Construction. Terms defined in the introductory paragraph of this Agreement and used herein shall have the respective meanings ascribed in such introductory paragraph. The foregoing definitions shall be equally applicable to both the single and plural forms of the defined terms. Use of the terms "herein", "hereof', and "hereunder" shall be deemed referenced to this Agreement in its entirety and not to the Section clause in which such term appears.

Section 1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP except the accounting of real and personal property taxes, which shall be construed on a tax basis consistent with those applied in the preparation of the Financial Statements.

Article 2.      LOAN

Section 2.1 Loan. Subject to the terms and conditions of this Agreement, the Bank shall make the Loan to Borrower in the principal amount of Two Million Dollars ($2,000,000). The Loan shall be evidenced by the Note.

Section 2.2 Interest.

2.2.1. Loan. Prior to the Maturity Date or Default, as of each Change Date, the outstanding principal balance of the Loan from time to time shall bear interest at a rate per annum (which rate shall remain in effect until the next Change Date or the Maturity Date, whichever first occurs) equal to the Prime Rate+ 1.50%.

2.2.2. General. Interest shall be due and payable for the exact number of days principal is outstanding and shall be calculated on the basis of a three hundred sixty five (365) day year. Any change in the interest rates occasioned by a change in the Prime Rate shall be effective on each Change Date. After the Maturity Date, or while and so long as there shall exist any uncured Default under the Loan, the Loan shall bear interest at a per annum rate equal to Three Percent (3%) above the otherwise applicable rate.

2.2.3. Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note and charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Bank has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law, and the Bank shall promptly refund to Borrower any interest received by the Bank in excess of the maximum lawful rate or, if so requested by Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that the Bank not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

Section 2.3 Payments of Principal and Interest.

2.3.1. Loan. On or before May 1, 2003, Borrower shall pay to Bank an amount equal to the interest which would accrue on this Note during the period which begins on the date hereof and ends on April 30, 2003. Borrower shall make equal monthly installment payments of principal and interest which shall be computed based upon a two hundred forty (240) month amortization schedule (referred herein collectively as the "Installments", and individually as the "Installment"), with such Installments to commence and be due and payable on June 1, 2003, and to be due and payable thereafter on the first day of each successive calendar month until the Maturity Date, at which time the entire remaining principal balance of the Loan and all accrued, unpaid interest shall be due and payable in full. On each Change Date, the amount of the Installments shall be recomputed based on the time remaining on the above amortization schedule and any fluctuation in the Prime Rate.

2.3.2. Method of Payment. All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at the Bank's address set forth on the signature page hereof or at any other place specified in writing by the Bank to Borrower, by 1:00 p.m. (Iowa time) on the date when due. The Bank is hereby authorized to charge the account of Borrower for each payment of principal and interest as it becomes due.

2.3.3. Banking Day. If any installment of principal or interest provided herein becomes due and payable on a date other than a Banking Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Banking Day, and interest shall be payable during such extension of maturity.

Section 2.4 Prepayment. The first three years of the Loan requires the following prepayment penalty if the principal balance of the Loan is paid in advance of the scheduled amortization of Year I = 5% of the prepaid principal balance, Year 2=3% of the prepaid principal balance and Year 3 = 1% of the prepaid principal balance. Borrower may prepay the principal balance of the Loan, in whole or in part, at any time, and from time to time, in any multiple after year three commences. After year three the amounts prepaid may not be reborrowed and partial prepayments shall be credited to installments of principal in the inverse order of their maturities.

Section 2.5 Use of Proceeds. The proceeds of the Loan shall be used to repay the certain debt on the business and the Real Estate.

Article 3. SECURITYAND GUARANTY

Section 3.1 Security. The obligations shall be secured by:
(a)) the Mortgage constituting a first mortgage lien upon the Real Estate, subject only to Permitted Encumbrances;

(b) the Lease Assignment constituting a primary collateral assignment of rents and leases relative to the Real Estate, subject only to Permitted Encumbrances;

(c) the Indemnity Agreement constituting an indemnity in favor of the Bank against any liability related to environmental matters

(d) The Security Agreement constituting a second priority security interest junior and inferior to the security interest of West Des Moines State Bank in all Accounts, Inventory, Equipment, General Intangibles, Chattel Paper, Deposit Accounts, Documents, Fixtures, Goods, Instruments, Investment Property, Letter of Credit Rights, Supporting Obligations, and all other personal property of Borrower and all Proceeds thereof, all subject only to Permitted Encumbrances; and

(e) such other security interests as may be described in the Loan
Documents in respect of the Obligations.

Section 3.2 Guaranty. The Obligations shall be jointly and severally, personally and unconditionally guaranteed by each of the Guarantors pursuant to their respective Guaranties.

Article 4.  REPRESENTATIONS AND WARRANTIES

Borrower represents, covenants and warrants to the Bank as follows:

Section 4.1 Due Corporation. Borrower is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Delaware.

Section 4.2 Due Qualification. Borrower is qualified, in good standing and authorized to do business as a corporation in such other states wherein non-qualification would have a material adverse effect on Borrower or its operations.

Section 4.3 Power. Borrower possesses the requisite power to enter into the Loan Documents, to borrow there under, to execute and deliver the Loan Documents and to perform its obligations there under.

Section 4.4 Authority. Borrower has taken the necessary company action to authorize the execution and delivery of the Loan Documents and the borrowings there under and the granting of the security interests therein, and none of the provisions of the Loan Documents violates, breaches, contravenes, conflicts with, or causes a default under any provision of the articles of organization or operating agreement of Borrower or any provision of any existing note, bond, mortgage, debenture, indenture, trust, license, lease, instrument, decree, order, judgment, or agreement to which Borrower is a party or by which it or its assets may be bound or affected.

Section 4.5 Financial Statements. The Financial Statements were prepared in accordance with GAAP, unless specifically otherwise noted thereon, and fairly present the financial condition of Borrower as of the date thereof and the results of its operations for the period then ended.

Section 4.6 No Material Adverse Change. The information submitted by Borrower to the Bank discloses all known or anticipated liabilities, direct or contingent, of Borrower as of the dates thereof, and, to the best knowledge of Borrower, since such dates, there has been no material adverse change in Borrower's financial condition.

Section 4.7 Subsidiaries. Borrower has no subsidiary or other ownership interest in any Person.

Section 4.8 Binding Obligations. Each of the Loan Documents, when issued for value, will constitute a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

Section 4.9 Marketable Title. Borrower has good title to all of its properties and assets shown on the Financial Statements or acquired by Borrower since the date of such Financial Statements, except such properties or assets as have been disposed of since the date of such Financial Statements in the ordinary course of business. Except for Permitted Encumbrances, none of the assets of Borrower is subject to any mortgage, pledge, security interest, title retention lien or other encumbrance, and, except for Permitted Encumbrances, the security interests in favor of the Bank under the Loan Documents will constitute first, senior and prior perfected security interests in the collateral therein described.

Except to evidence Permitted Encumbrances, no financing statement or similar instrument which names Borrower as debtor or relates to any of its property, has been filed in any state or other jurisdiction and remains unreleased, and Borrower has not signed any financing statement or similar instrument or security agreement authorizing the secured party thereunder to file any such financing statement or similar instrument.

Section 4.10 Indebtedness.  Except (a) as shown on the Financial
Statements, (b) trade debt incurred in the ordinary course of business, and
(c) Indebtedness to the Bank, Borrower has no outstanding Indebtedness.

Section 4.11 Default. Borrower has not committed or suffered to exist, and after giving effect to the initial ftmding of the Loan, there shall not exist any default or any circumstance which with notice, lapse of time, or both, would constitute a material default under the terms and conditions agreement, order, decree, or judgment to which Borrower is a party or by which it or its assets may be bound or affected.

Section 4.12 Tax Returns. All tax returns or reports of Borrower required by law have been filed, and all taxes, assessments, contributions, fees and other governmental charges (other than those presently payable without penalty or interest and those currently being contested in good faith and against which adequate reserves have been established) upon Borrower assets, properties or income, which are payable, have been paid.

Section 4.13 Litigation. No litigation or proceedings of any Governmental Authority or other Person are presently pending or threatened, nor have any claim or claims been asserted against Borrower which, if adversely determined, have a material adverse effect on the business, operations, financial condition, properties or prospects of Borrower taken as a whole.

Section 4.14 ERISA. Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC. Neither a "reportable event", nor a "prohibited transaction", has occurred under, nor has there occurred any complete or partial withdrawal from, nor has there occurred any other event which would constitute grounds for termination of or the appointment of a trustee to administer any "employee benefit plan" (including any "multiemployer plan") maintained for employees of Borrower or any ERISA Affiliate, all within the meanings ascribed by ERISA.

Section 4.15 Full Disclosure. No information, exhibit, memorandum, or report (excluding estimated future operating results) furnished by Borrower to the Bank in connection with the negotiation of the Loan contains any material misstatement of fact, or omits to state any fact necessary to make the statements contained therein not materially misleading, and all estimated future operating results, if furnished, were prepared on the basis of assumptions, data, information, tests or other conditions believed to be valid or accurate or to exist at the time such estimates were prepared and furnished. There presently exists no fact or circumstance relative to Borrower, whether or not disclosed, which is presently anticipated to have a material adverse effect upon the business, operations, financial condition, properties or prospects of Borrower or the ability of Borrower to fully perform its obligations under the Loan Documents.

Section 4.16 Contracts of Surety. Except for the endorsements of Borrower of negotiable instruments for deposit or collection in the ordinary course of business, Borrower is not a party to any contract of guaranty or surety.

Section 4.17 Licenses. Borrower possesses such franchises, licenses, permits, patents, copyrights, trademarks, and consents of appropriate Governmental Authorities to own its property and as are necessary to carry on its business.

Section 4.18 Compliance with Law. Borrower is in substantial compliance with all applicable requirements of law and of all Governmental Authorities noncompliance with which would have a materially adverse effect upon the business, operations, financial condition, properties or prospects of Borrower.

Section 4.19 Force Majeure. Neither the business nor the properties of Borrower are presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty materially adversely affecting the business, operations, financial condition, properties or prospects of Borrower.

Section 4.20 Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used, either directly or indirectly, for the purpose, whether immediate, incidental or remote, of purchasing or carrying any margin stock or of extending credit to others for the purpose of purchasing or carrying any margin stock, and Borrower shall furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Board Fon-n U- I referred to in Regulation U. Further, no part of the proceeds of the Loan will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulations G, T, U or X of the Board of Governors.

Section 4.21 Approvals. Borrower acknowledges by signing this loan agreement that the "Bank" has received a conditional commitment from the USDA to give a guaranty upon default of this loan. The bank can require additional authorization, consent, approval or any form of exemption from the appropriate Governmental Authority in connection with the execution and delivery by Borrower of the Loan Documents, the borrowings and performance by Borrower thereunder or the issuance of the Note.

Section 4.22 Insolvency. Borrower is not "insolvent" within the meaning of that term as defined in 101 (29) of the Federal Bankruptcy Code and is able to pay its debts as they mature.

Section 4.23 Regulation. Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" or an "affiliate of a holding company" or a "subsidiary of a holding company" within the meanings of the Public Utility Holding Company Act of 1935, as amended.

Section 4.24 Environmental Compliance. To the best knowledge, information and belief of Borrower, after the exercise of all requisite diligence, Borrower is in substantial compliance with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against Borrower, any real property which Borrower holds or has held an interest or any past or present operation of Borrower. No release, threatened release or disposal or hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.

Section 4.25 Material Transactions. Except as set forth in the Financial Statements, Borrower has not entered into any material transaction other than in the ordinary course of business or as contemplated by this Agreement.

Section 4.26 Accounting Methods. Borrower has not made any change in its accounting methods, principles or procedures from the date of the Financial Statements.

Section 4.27 General. All statements contained in any certificate or financial statement delivered by or on behalf of Borrower to the Bank under any Loan Document shall constitute representations and warranties made by Borrower hereunder.

Article 5. COVENANTS

Section 5.1 Negative Covenants. During the term of the Loan, without the prior written consent of the Bank, Borrower shall not:

5.1.1. Dispose of Property. Except in the ordinary course of business, sell, transfer, lease or otherwise dispose of Borrower's assets or properties, or discount, with or without recourse, any Accounts of Borrower.

5.1.2. Further Encumber. Except for Permitted Encumbrances, create or suffer to exist any mortgage, pledge, lien or other encumbrance upon any of its properties or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired.

5.1.3. Merge, Etc. Enter into any consolidation or merger with, or acquisition of, any Person or any substantial portion of its assets.

5.1.4. Purchase Stock. Purchase, redeem, retire or otherwise acquire any outstanding shares of its capital stock.

5.1.5. Sale of Shares. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any such shares or securities.

5.1.6. Sell and Leaseback. Enter into any arrangements, directly or indirectly, with a Person whereby Borrower shall sell or transfer any property used or useful in its business and then or thereafter rent or lease such property for substantially the same purpose as the property sold or transferred.

5.1.7. Borrowings. Create, incur, assume or suffer to exist any Indebtedness except (a) trade accounts and normal business accruals payable in the ordinary course of business, and (b)
Indebtedness to the Bank.

5.1.8. Loans, Etc. Make any loan, disbursement or advance to, or investment in, any Person, except (a) extensions of trade credit in the ordinary course of business, and (b) Qualified
Investments.

5.1.9. Guaranties. Assume, guarantee or otherwise become liable as a guarantor or surety for the obligations of any Person, except (a) endorsements by Borrower of negotiable instruments for deposit or collection in the ordinary course of business, and (b) guaranties in favor of the Bank.

5.1.IO. Dividends. Declare or pay any dividend or make any distribution on account of membership units or in respect to ownership in Borrower, in cash or other property if such dividend or distribution would have a material adverse effect on the financial condition of Borrower or so long as there exists a Default or Unmatured Default or a Default or Um-natured Default would be occasioned thereby.

5.1.1 1. Change Name or Place of Business. Change its name or principal place of business.

5.1.12. Special Corporate Transactions. Engage in any transaction with any Person other than in the ordinary course of business.

5.1.13. Accounting Policies. Change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with GAAP.

5.1.14. Change of Business. Make any material change in the nature of its business as carried on at the date of this Agreement.

5.1.15. Adversity. Permit any event to occur or condition to exist which has a materially adverse effect upon the business, operations, financial condition, properties or prospects of Borrower.

5.1.16. Benefit Plans. Permit any condition to exist in connection with any employee benefit plan which might constitute grounds for the PBGC to institute proceedings to have the employee benefit plan terminated or a trustee appointed to administer the employee benefit plan; or engage in, or permit to exist or occur any other condition, event or transaction with respect to any employee benefit plan which could result in Borrower incurring any material liability, fine or penalty.

Section 5.2 Affirmative Covenants. During the term of the Loan, unless expressly waived in writing by the Bank, Borrower shall:

5.2.1. Financial Reporting.  Fumish, or cause to be furnished, to the
Bank:

(a) as soon as practicable, but in any event within one hundred twenty
(120)	days after the end of each fiscal year, financial statements of
Borrower audited by independent certified public accountants acceptable to the Bank, including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying Note to financial statements, accompanied by the certificate of an officer of Borrower familiar with such matters that such financial statements present fairly the financial condition of Borrower as of the date thereof and the results of its operations for the period then ended, all prepared in accordance with GAAP on a basis consistent with prior years unless specifically noted thereon, and further accompanied by the certificate of an officer of Borrower familiar with such matters that there exists no Default or Unirnatured Default under the Loan Documents, or if any Default or Umnatured Default exists, stating the nature and status thereof,

(b) on a monthly basis, within thirty (30) days of month end commences monthly internally prepared balance sheets, income statements, accounts receivable aging schedules, and borrowing base certificates. The borrowing base shall be that of the conditions set forth in the commitment letter dated April 7, 2003.

(C) As soon as possible, but in any event within one hundred twenty (120) days after the end of each fiscal year, personal financial statement of
J. Ward McConnell, Jr. and any other stated conditions outlined in that certain commitment letter dated April 7, 2003.

(d) as soon as possible, but in any event within five (5) days after Borrower becomes aware thereof, a written statement signed by an officer of Borrower familiar with such matters as to the occurrence of any Default or Umatured Default stating the specific nature thereof, Borrowers' intended action to cure the same and the time period in which such cure is to occur;

(e) as soon as possible, but in any event within thirty (30) days after the commencement thereof, a written statement of an officer of Borrower familiar with such matters describing any litigation instituted by or against Borrower which, if adversely determined, may have a material effect upon the business, operations, financial condition, properties or prospects of Borrower;

(f) as soon as possible, but in any event within ten (10) days after Borrower becomes aware thereof, a written statement describing any

(g)	such other information as the Bank may from time to time
reasonably request, including, without limitation, an annual business plan, accounts receivable agings, accounts payable agings, inventory reports and capital expenditure budgets.

5.2.2. Good Standing. Maintain its company existence and right to do business in its state of incorporation and in such other jurisdictions wherein non-qualification would have a material adverse effect on the business, operations or properties of Borrower.

5.2.3. Taxes, Etc. Pay and discharge all taxes, assessments, judgments, orders, and govermuental charges or levies imposed upon Borrower or on its income or profits or upon its property prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, may become a lien or charge upon the property of Borrower, provided that Borrower shall not be required to pay any tax, assessment, charge, judgment, order, levy or claim, if such payment is being contested diligently, in good faith, and by appropriate proceedings which will prevent foreclosure or levy upon its property and adequate reserves against such liability have been established.

5.2.4. Maintain Properties. Maintain all properties and assets used by, or useful to, Borrower in the ordinary course of its business in good working order and condition and suitable for the purpose for which it is intended, and from time to time, make any necessary repairs and replacements.

5.2.5. Insurance. Maintain in full force and effect public liability insurance and casualty insurance, and cause Art's-Way Manufacturing Co., Inc. to maintain in full force and effect public liability insurance, business interruption insurance, worker's compensation insurance and casualty insurance policies with coverages and with such companies as are acceptable to the Bank.

5.2.6. Books and Records. Keep proper books of account in which full, true and correct entries will be made of all dealings and transactions of and in relation to the business and affairs of Borrower, and, at all reasonable times, and as often as the Bank may request, permit authorized representatives of the Bank to (a) have access to the premises and properties of Borrower and to the records relating to the operations of Borrower; (b) make copies of or excerpts from such records; (c) discuss the affairs, finances and accounts of Borrower with and be advised as to the same by the chief executive and financial officers of Borrower;
and (d) audit and inspect such books, records, accounts, memoranda and correspondence at all reasonable times, to make such abstracts and copies thereof as the Bank may deem necessary, and to furnish copies of all such information to any proposed purchaser of or participant in the Loan.

5.2.7. Reports. File, as appropriate, on a timely basis, annual reports, operating records and any other reports or filings required to be made with any Governmental Authority.

5.2.8. Licenses. Maintain in full force and effect all operating permits, licenses, franchises, and rights used by Borrower in the ordinary course of business.

5.2.9. Compliance with Law. Comply with, conform to, and obey all material laws, ordinances, rules, regulations and other legal requirements applicable to Borrower, including, without limitation, ERISA and all Environmental Laws.

5.2.10. Trade Accounts. Pay all trade accounts in accordance with standard industry practices.

5.2.1	1. Use of Proceeds.  Use the proceeds of the Loan solely for the purposes herein described.

5.2.12. Loan Payments. Duly and punctually pay or cause to be paid principal and interest on the Loan in lawful money of the United States at the time and places and in the manner specified herein according to the stated terms and the true intent and meaning hereof.

5.2.13. Notice of Environmental Matters. Borrower shall notify the Bank immediately upon obtaining knowledge that:

(a) any premises which have at any time been owned or occupied by or
(b)Borrower has been named or is threatened to be named as a party responsible for the possible contamination of any real property or ground water with Hazardous Substances, including, but not limited to the contamination of past and present waste disposal sites.

If Borrower is notified of any event described at items (a) or (b) above, Borrower shall, upon request of the Bank, immediately engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of Borrower with respect thereto, and the Bank shall be provided with a copy of any report prepared by such firm or by any Govenimental Authority as to such matters as soon as any such report becomes available to Borrower. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this
Section 5.2.13 shall be subject to the approval of the Bank, which approval shall not be unreasonably withheld.

Article 6. CONDITIONS PRECEDENT

Section 6.1 Conditions to Loan. The obligation of the Bank to make the Loan is subject to each of the following conditions precedent:

6.1.1. Authorization. Borrower shall have fumished, or cause to be furnished, to the Bank, and the Bank shall have approved, certified copies of Borrower's articles of incorporation and by-law's, both as amended, accompanied by a recent certificate of existence issued by the Secretary of State of Iowa and certificates of good standing from those states in which Borrower owns property or maintains an office and a certified copy of resolutions adopted by its members authorizing the Loan and specifying the names and capacities of those Persons authorized to execute the Loan Documents.

6.1.2. Insurance. Borrower shall have furnished, or cause to have been furnished, to the Bank evidence of the insurance required by this Agreement.

6.1.3. Loan Documents; Guaranty. Each of the Loan Documents shall have been executed and delivered by Borrower to the Bank. Each Guaranty shall have been executed and delivered by the respective Guarantor party thereto to the Bank.

6.1.4. Lease. n/a

6.1.5. Certificates.  The Bank shall have received an Incumbency
Certificate, executed by the Secretary or Assistant Secretary of Borrower which shall identify the name and title and bear the signature of the officers of Borrower authorized to sign the Loan Documents, and the Bank shall be entitled to rely upon such certificates until informed of any change in writing by Borrower.

6.1.6. UCC Searches. The Bank shall have received satisfactory return after search in accordance with the Uniform Commercial Code or other applicable law in such govenunental offices as the Bank shall have deemed appropriate.

6.1.7. Solvency. The Bank shall have determined to its satisfaction, based upon information furnished by Borrower or compiled by the Bank, the fair net salable value of the tangible assets of Borrower, and the solvency of Borrower.

6.1.8. Environmental Compliance. The Bank shall have received such evidence as the Bank may reasonably require that Borrower is in compliance with all Environmental Laws.

6.1.9. Consents. All consents necessary for the financing transaction contemplated by this Agreement to close pursuant to the terms hereof and pursuant to the Loan Documents shall have been obtained.

6.1.10. No Default. As of the date hereof, and after giving effect to the initial funding of the Loan, there shall not exist a default in any of Borrower's obligations (including the Loan) or in Borrower's compliance with any applicable legal requirement.

6. 1.1 1. Material Adverse Change. As of the date hereof, there shall have occurred no material adverse change in the financial condition or business operation of Borrower.

6.1.12. Survey. The Bank has the right to request an ALTA minimum standard detail survey or (final recorded plat) of the Real Estate with the signature and seal of a registered Iowa engineer or surveyor affixed showing all easements and other matters affecting the Real Estate or apparent thereon, the relation of the Real Estate to public thoroughfares for access purposes, and such other matters as the Bank may reasonably request. Such survey shall further certify that, except as shown thereon, the Real Estate is not located within a flood hazard area as defined by the Flood Disaster Protection Act of 1973, as amended by the 1994 National Flood Insurance Reform Act, and as otherwise amended and shall show the number of the Flood Insurance Rate Map on which the Real Estate is shown and the date of such map.

6.1.13. Title Insurance. The Bank shall have received an A.L.T.A. Form B (or other form acceptable to the Bank) mortgage policy of title insurance or binder issued by a title insurance company satisfactory to the Bank insuring (or undertaking to insure, in the case of a binder) that the Mortgage creates and constitutes a valid first lien against the Real Estate in favor of the Bank, subject only to exceptions acceptable to the Bank, with such endorsements and affirmative insurance as the Bank may reasonably request.

6.1.14. Appraisal. The Bank shall have received a written appraisal of the fair market value of the Real Estate on an as-completed basis of not less than Four Million Two Hundred Seventy-Five Thousand Dollars ($4,275,000) (the "Appraisal") performed by an appraiser acceptable to the Bank. The Appraisal shall be prepared in accordance with the Uniform Standards of Professional Appraisal Practice applicable to Federally Related Transactions as set out in Appendix A to the real estate appraisal regulations adopted by the Office of the Comptroller of the Currency pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (Sub-part C of 12 C.F.R. 34).

6.1.15. Additional Documentation. The Bank shall have received such other documents and consents as the Bank may reasonably request.

Article 7. DEFAULT AND REMEDY

Section 7.1 Default. The occurrence of any of the following events shall be deemed a Default hereunder:

(a)	any representation or warranty made by or on behalf of Borrower or any Affiliate to the Bank under or in connection with any Loan Document shall be false in any material respect as of the date on which made;

(b)	Borrower fails to make any payment of principal of or interest on the Loan when due;

(c)	the breach by Borrower of any of the covenants in Article 5;

(d)	the breach by Borrower of any other terms or provisions of the
Loan Documents other than a breach which constitutes a Default under Section 7. 1 (a), (b) or (c) not cured within thirty (30) days after written notice from the Bank to Borrower specifying such breach;

(e)	the failure of Borrower or any Guaranty to pay any other
material Indebtedness when due or within any applicable grace or cure period, or the default by Borrower or any Guaranty in the performance of any other term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed the effect of which is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity, unless such default is waived in writing by the holder or holders of such Indebtedness; or any such Indebtedness shall be validly declared to be due and payable or required to be prepaid prior to the stated maturity thereof;

(f)	Borrower or any Guaranty shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due,
(iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) suspend operations as presently conducted or discontinue doing business as an ongoing concern;

(g)	without the application, approval or consent of Borrower
or any Guaranty, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Guaranty, or any substantial part of its property, or a proceeding described in item (g) shall be instituted against Borrower or any Guaranty and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days;

(h)	any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of Borrower or any Guaranty which has a material adverse effect on the financial condition of Borrower or any Guaranty;

(i)	Borrower shall fail within thirty (30) days to pay, bond or
otherwise discharge any judgment or order for the payment of money
which is not stayed on	appeal or otherwise being appropriately
contested in good faith;

(j)	there occurs a "reportable event" or a "prohibited transaction"
under ERISA relative to Borrower;

(k)	the Bank, in good faith, deems itself insecure;

(l)	a Guarantor dies; or

(m) the Lease is terminated, assigned or otherwise transferred, or the Real Estate becomes subject to a sublease, without the prior written consent of the Bank.

Section 7.2 Remedy.

7.2.1. Acceleration. If any Default, item (f) or (g) occurs, the commitment of the Bank to make advances hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Bank. If any other Default occurs, the Bank may terminate its commitments hereunder and declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

7.2.2. Remedy. Upon the occurrence of a Default, the Bank may immediately proceed to exercise all remedies available to it under the Loan Documents, or otherwise under applicable law. No right or remedy conferred upon or reserved to the Bank under the Loan Documents, is intended to be exclusive of any other available remedy or right, but each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity. No single or partial exercise of any power or right shall preclude any further or other exercise of any power or right.

7.2.3. Preservation of Rights. No delay or omission of the Bank to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No advance hereunder shall constitute a waiver of any of the conditions of the Bank's obligation to make further advances, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding the Bank from thereafter declaring such inability to be a Default. No course of dealing shall be binding upon the Bank.

Article 8. GENERAL PROVISIONS

Section 8.1 Benefit of Agreement. The Bank will accept the Note as evidence of a loan made in the ordinary course of its commercial banking business. The terms and provisions of this Agreement, the Note and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and the Bank and their respective successors and assigns of their entire interests, except that Borrower shall not have the right to assign this Agreement.

Section 8.2 Survival of Representations. All representations, warranties and agreements of Borrower contained in the Loan Documents shall survive delivery of the Note and the making of the Loan.

Section 8.3 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Bank shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 8.4 Taxes. Any taxes (excluding taxation of the overall net income of the Bank) payable or ruled payable by any Governmental
Authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

Section 8.5 Choice of Law. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the laws of the State of Indiana (but giving effect to federal laws applicable to national banks).

Section 8.6 Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 8.7 Entire Agreement. The Loan Documents embody the entire agreement and understanding between Borrower and the Bank and supersede all prior agreements and understandings between Borrower and the Bank relating to the subject matter thereof.

Section 8.8 Expenses. The Bank shall pay any and all reasonable costs, charges and outof-pocket expenses (including attorneys' fees and time charges of attorneys for the Bank), incurred by the Bank in connection with the preparation, review and negotiation of the Loan Docwnents. Borrower shall reimburse the Bank for any and all reasonable costs, charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Bank), paid or incurred by the Bank in connection with the review, amendment, modification, administration, collection and enforcement of the Loan Documents occurring after the date of this Agreement. The Bank may pay or deduct from the loan proceeds any of such expenses, and any proceeds so applied shall be deemed to be advances under this Agreement and secured by the Loan Documents, shall bear interest at the rate of interest provided in the Note, and shall be payable on demand.

Section 8.9 Indemnification. Borrower agrees to inden-tnify the Bank, and its successors and assigns (including any purchaser of a participation in the Loan), and their directors, officers and employees, against all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all expenses of litigation or preparation therefor
(a "Loss"), which they may pay or incur in connection with or arising out of the direct or indirect application of the proceeds of the Loan hereunder. The indemnity set forth herein shall be in addition to any other Obligations of Borrower to the Bank hereunder or at common law or otherwise, and shall survive any ten-nination of this Agreement, the expiration of the obligation of the Bank to make the Loan and the payment of all Obligations.

Section 8.10 Confidentiality. The Bank agrees to treat all information received by it in connection with the Loan Documents (except such information which is generally available or has been made available to the public and except for responses by the Bank to standard credit reference requests) as confidential, provided, however, that nothing in this Section 8.10 shall prohibit the Bank from, or subject the Bank to liability for, disclosing any such information to any Governmental Authority to whose jurisdiction the Bank may be subject, and provided further that the Bank may provide such information to proposed purchasers of or participants in the Loan from time to time, if such proposed purchaser or participants agree to keep such information confidential.

Section 8.11 Giving Notice. Any notice required or permitted to be given under this Agreement may be, and shall be deemed, given when deposited in a receptacle of the United States mail, postage prepaid, or a receptacle of a reputable rapid delivery service, or by facsimile when delivered to the appropriate office for transmission, charges prepaid, addressed to Borrower or the Bank at the addresses indicated aside their signatures to this Agreement. Borrower and the Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

Section 8.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and the Bank.

Section 8.13 Incorporation by Reference. All Exhibits and Schedules hereto are incorporated herein by this reference. Each of the other Loan Documents shall be made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth therein, and this Agreement is made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in the other Loan Documents to the same extent and effect as if fully set forth therein. The provisions of this Agreement, including, without limitation, provisions relating to maintenance of insurance, are in addition to, and not a limitation upon, the requirements of any other Loan Document or any subordination agreement.

Section 8.14 Time of Essence. Time is of the essence under the Loan
Documents.

Section 8.15 Set Off. Borrower hereby grants to the Bank, as security for the Obligations, a continuing lien upon all monies, securities and other property of Borrower now or hereafter held or received by, or in transit to, the Bank from or for Borrower. Upon the occurrence of any Default, the Bank is authorized at any time and from time to time thereafter, without notice to Borrower, to set off, appropriate and apply any and all such items against any Obligation in such order or manner as the Bank may reasonably determine.

Section 8.16 No Joint Venture. Notwithstanding anything to the contrary herein contained or implied, the Bank, by this Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, Borrower, and Borrower hereby indemnities and agrees to defend and hold the Bank harmless, including the payment of reasonable attorneys' fees, from any Loss resulting from any judicial construction of the parties' relationship as such.

Section 8.17 Severability. In the event any provision of this Agreement or any of the Loan Documents shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not affect the validity, enforceability or legality of the remaining provisions hereof or thereof, all of which shall continue unaffected and unimpaired thereby.

Section 8.18 Gender. As used herein, the masculine gender shall be deemed to include the feminine and the neuter and the singular number shall also include the plural.

Section 8.19 Waiver and Amendment. Borrower and the Bank may enter into agreements supplemental hereto for the purpose of adding or modifying provisions of this Agreement or changing the respective rights, powers, privileges, duties, liabilities, covenants or obligations of the Bank or Borrower or waiving any Default hereunder, provided, however, that no such agreements supplemental shall be binding unless in writing and duly signed by the parties hereto, and then only to the extent specifically set forth therein.

Section 8.20 Conflict. This Agreement and the other Loan Documents shall be interpreted, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistency, this Agreement shall control.

Section 8.21 Bank Not in Control. None of the covenants or other provisions contained in the Loan Documents shall, or shall be deemed to, give the Bank the rights or powers to exercise control over the affairs and/or management of Borrower or any of its subsidiaries, the power of the Bank being limited to the right to exercise the remedies provided in the Loan Documents; provided, however, that if the Bank becomes the owner of any stock or other equity interest in, any Person whether through foreclosure or otherwise, the Bank shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such stock, or other equity interest in, such Person.

Section 8.22 JURY TRIAL WAIVER. THE BANK AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER
OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. NEITHER THE BANK NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER THE BANK OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

IN WITNESS WHEREOF, Borrower and the Bank have caused this Agreement to be executed by their respective officers duly authorized as of the date first above written.

"BORROWER"

ART'S WAY MANUFACTURING CO., INC.
an Delaware corporation

/s/ John C. Breitung
By:
John C. Breitung, President
Address:
Art's Way Manufacturing Co., Inc.
5556 Hwy 9 W.
Armstrong, IA 50514
Attention:	John Breitung
Facsimile:	(712) 864-3154

"Bank"

WEST DES MOINES STATE BANK

/s/ Kevin J. Smith
By:
Kevin J. Smith,
Senior Vice President
Address:
1601 22nd Street
West Des Moines, IA 50266
Attention:	Kevin J. Smith
Facsimile:	(515) 222-2346

Mortgage Note
$2,000,000                                         Date: April 25, 2003
                                                    Due: April 25, 2023


FOR VALUE RECEIVED, ART'S-WAY MANUFACTURING CO., INC., an Delaware corporation ("Maker"), promises to pay to the order of WEST DES MOINES STATE BANK ("Holder"), its successors or assigns, in lawful money of the United States of America, the principal sum of Two Million Dollars ($2,000,000) on account of the indebtedness evidenced hereby, together with interest thereon as follows:

I . Certain Definitions. As used herein, the following terms shall have the indicated meanings:

"Change Date" The interest rate will be adjusted monthly

"Default Rate" shall have the meaning ascribed thereto in Section 2 hereof.

"Loan" shall mean the loan by Holder to Maker pursuant to the Loan Agreement and evidenced by this Note.

"Loan Agreement" shall mean that certain Loan Agreement of even date herewith between Maker and Holder, pursuant to which this Note has been issued.

"Loan Documents" shall have the meaning assigned to that term in the Loan Agreement.

"Maturity Date" shall mean (a) the earlier of April 25, 2023, or (b) the date on which the repayment of this Note is accelerated pursuant to the terms of the Loan Agreement, this Note and the other Loan
Documents.

"Mortgage' shall mean that certain Mortgage and Security Agreement given by Maker to Holder, dated Aprii 25, 2003, and recorded in the Office of the Recorder of Emmet County, Iowa, on April 29, 2003, as Instrument No. 00983, a copy of which is attached hereto as Exhibit B-1, as Mortgage and Security Agreement between Maker and Holder of even date herewith, to secure this Note encumbering certain real estate located in Emmet County, Iowa, as the same may be ftifther amended or modified from time to time.

"Prime Rate" means the rate of interest from time to time published in the "Money Rates" section of The Wall Street Journal as the "Prime Rate" for corporate loans at large U.S. money center commercial banks (or a comparable rate selected by the Holder in writing and furnished to Maker if such published rate is not available).

2.	Rate of Interest.  Prior to the Maturity Date or Default, as of
each Change Date, the unpaid principal amount of this Note shall, subject to the terms and conditions hereinafter set forth, bear interest at a per annum rate (which rate shall remain in effect until the next Change Date or the Maturity Date, whichever first occurs) equal to the Prime Rate + 1.50%. After the Maturity Date, and while and so long as there shall exist any uncured Default under this Note or the Loan Documents, the outstanding principal balance of this Note shall bear interest at the rate of Three Percent (3%) per annum costs of collection, reasonable attorneys' fees and without relief from valuation or appraisement laws. All such interest shall be due and payable for the exact number of days such principal remains outstanding and shall be calculated on the basis of a three hundred sixty five (365) day year.

3.	Payments of Principal and Interest.  On or before May 1, 2003,
Maker shall pay to Holder an amount equal to the interest which would accrue on this Note during the period which begins on the date hereof and ends on April 3O,2003. Maker shall make equal monthly installment payments of principal and interest which shall be computed based upon a two hundred forty (240) month amortization schedule (referred herein collectively as the "Installments", and individually as the "Installment"), with such Installments to cominence and be due and payable on June 1, 2003 and to be due and payable thereafter on the first day of each successive calendar month until the Maturity Date, at which time the entire remaining principal balance of this Note and all accrued, unpaid interest shall be due and payable in full.
On each Change Date, the amount of the Installments shall be recomputed based on the time remaining on the above amortization schedule and any fluctuation in the Prime Rate. All payments of principal and interest hereunder shall be made in immediately available funds to the Holder at the Holder's address set forth on the signature page of the Loan Agreement or at any other place specified in writing by the Holder to Maker, by 1:00 p.m. (Iowa time) on the date when due. The Holder is hereby authorized to charge the account of Maker for each payment of principal and interest as it becomes due. If any installment of principal or interest provided herein becomes due and payable on a date other than a Banking Day, the maturity of the installment of principal or interest shall be extended to the next succeeding
Banking Day, and interest shall be payable during such extension of maturity.

4.	Prepayments.  The first three years of the loan requires the following prepayment of Year I = 5%, Year 2=3% and Year 3 =1%. Borrower may prepay the principal balance of the Loan, in whole or in part, at any time, and from time to time, in any multiple after year three commences. After year three the amounts prepaid may not be reborrowed and partial prepayments shall be credited to installments of principal in the inverse order of their maturities.

5 . Place of Payments;Holidays. Payments of both principal and interest shall be made in lawful money of the United States of America in immediately available funds at 1601 22nd Street, West Des Moines, IA 50266. If any payment of principal or interest shall become due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall in such case be included in computing interest in connection with such payment.

6. Mortgage; Loan Agreement. This Note is secured, inter alia, by the Mortgage and by certain other collateral described in the Loan Agreement. The aggregate amount of the indebtedness evidenced hereby is to be advanced to Maker pursuant to and in accordance with the terms and conditions of the Loan Agreement. This Note is the "Note" referred to in the Loan Agreement, and is subject to the terms and conditions of the Loan Agreement.
This Note is entitled to the benefits of and the security required to be provided in and by the Loan Agreement. The Loan Agreement contains provisions, among others, for the acceleration of the maturity hereof upon the happening of certain stated events.

The Mortgage shall secure the indebtedness described herein, and any future loans or advances that may be made to or on behalf of Maker by Holder at any time or times hereafter under the Mortgage or the Loan Agreement. Any such loans or advances shall bear interest at the same rate per annum as the principal indebtedness hereunder, unless a greater rate is expressly provided for in the Mortgage or the Loan Agreement. Maker agrees to promptly pay when due all of the foregoing principal indebtedness and future loans and advances and interest thereon.

7. Default. In the event of the default by Maker in the payment of any installment of interest, principal, or principal and interest under this Note when the same is due or in the event of the occurrence of a Default as defined in the Loan debt, additional loans or advances and all other sums paid by Holder to or on behalf of Maker pursuant to the terms of this Note, the Mortgage, the Loan Agreement or any other Loan Document, together with unpaid interest thereon, shall at the option of Holder become immediately due and payable without further notice or demand, without relief from any applicable valuation and appraisement laws and Holder may forthwith exercise the remedies available to Holder at law and in equity as well as those remedies set forth in this Note, the Mortgage, the Loan
Agreement and the other Loan Documents; and no failure on the part of Holder to exercise any of Holder's rights hereunder or under any other Loan Documents shall be deemed a waiver of any such rights or of any default.

In the event Maker shall fail to pay any installment of principal and/or interest when due under this Note and such failure continues for a period of ten (10) days, Maker pay to Holder a late payment charge equal to five percent
(5%) of the delinquent payment amount.

8. Miscellaneous. Maker and all endorsers, guarantors and sureties of this Note, if any, and each of them, hereby waive diligence, demand, presentment for payment, notice of non-payment, protest, notice of dishonor, and notice of protest, and specifically consent to, and waive, notice of any renewals or extensions of this Note, whether made to or in favor of Maker or any other person or persons, and hereby waive any defense by reason of extension of time for payment or other indulgence granted by Holder.

This Note may not be changed, amended or modified orally.

This Note is to be construed and enforced in all respects in accordance with the laws of the State of Iowa. If any revision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

Time is of the essence with respect to all of Maker's obligations and agreements under this Note.

Whenever used, the words "Maker" and "Holder" shall be deemed to include the respective successors and assigns of Maker and of Holder.

This obligation shall bind Maker and its successors and assigns, and the benefits hereof shall inure to Holder and its successors and assigns.

MAKER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTIONS OF MAKER OR HOLDER. MAKER SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY HOLDER EXCEPT BY WRITTEN INSTRUMENT EXECUTED BY BOTH MAKER AND HOLDER.

IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officer as of the day and year first hereinabove written.

ART'S-WAY MANUFACTURING CO., INC.

By:/s/John C. Breitung, President

UNLIMITED CONTINUING GUARANTY

GUARANTY:	To induce WEST DES MOINES STATE BANK, or any of its
affiliates (the "Bank"), of West Des Moines, Iowa, at its option, to make loans, extend or continue credit or some other benefit, including letters of credit and foreign exchange contracts, present or future, direct or indirect, and whether several, joint or joint and several (referred to collectively as "Liabilities"), to ART'S-WAY MANUFACTURING CO., INC., an Delaware corporation and its successors (the "Borrower"), and because the undersigned (collectively, the "Guarantor") has determined that executing this Guaranty is in Guarantor's interest and to Guarantor's financial benefit, the Guarantor absolutely and unconditionally guaranties to the Bank, as primary obligor and not merely as surety, that the Liabilities will be paid when due, whether by acceleration or otherwise. The Guarantor will not only pay the Liabilities, but will also reimburse the Bank for accrued and unpaid interest, and any expenses, including reasonable attorneys' fees, that the Bank may pay in collecting from the Borrower or the Guarantor, and for liquidating any collateral.

LIMITATION:	The Guarantor's obligation under this Guaranty is
UNLIMITED, Except as specifically limited and applied to the obligation under that certain Mortgage and Note of even date herewith. Unless otherwise specified below, the Guarantor's obligation shall be payable in U.S. Dollars.

SPECIAL CONDITION OF GUARANTY: The Guarantor's obligation under this Guaranty is unlimited and unconditional for the first three years of the loan beginning April 25, 2003. Commencing April 25, 2006 the guaranty shall then be reduced to a percentage representing the ownership of J.Ward McConnell, Jr. in the Borrower. This guaranty shall be removed completely after year three in the event that guarantor's ownership interest in the Borrower is reduced to a level less than 20%.

CONTINUED RELIANCE: The Bank may continue to make loans or extend credit to the Borrower based on this Guaranty until it receives written notice of termination from the Guarantor. That notice shall be effective at the opening of the Bank for business on the day after receipt of the notice. If terminated, the Guarantor will continue to be liable to the Bank for any Liabilities created, assumed or committed to at the time the termination becomes effective, and all subsequent renewals, extensions, modifications and amendments of the Liabilities.

ACTION REGARDING BORROWER: If any monies become available that the Bank can apply to the Liabilities, the Bank may apply them in any manner it chooses. The Bank may take any action against the Borrower, any collateral, or any other person liable for any of the Liabilities. The Bank may release the Borrower or anyone else from the Liabilities, either in whole or in part, or release any collateral, and need not perfect a security interest in any collateral. The Bank does not have to exercise any rights that it has against the Borrower or anyone else, or make any effort to realize on any collateral or right of set-off. If the Borrower requests more credit or any other benefit, the Bank may grant it and the Bank may grant renewals, extensions, modifications and amendments of the Liabilities and otherwise deal with the Borrower or any other person as the Bank sees fit and as if this Guaranty were not in effect.

The Guarantor's obligations under this Guaranty shall not be released or affected by (a) any act or omission of the Bank,
(b) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower or any of its assets, or (c) any change in the composition or structure of the Borrower or Guarantor, including a merger or consolidation with any other person or entity.

NATURE OF GUARANTY: This Guaranty is a continuing guaranty of payment and not of collection. Therefore, the Bank may insist that the Guarantor pay immediately, and the Bank is not required to attempt to collect first from the Borrower, any collateral, or any other person liable for the Liabilities, all without relief from valuation or appraisement laws. The obligation of the Guarantor shall be unconditional and absolute, regardless of
(a) the unenforceability of any provisions of any agreement between the Borrower and the Bank, (b) the existence of any defense, setoff or counterclaim which the Borrower may assert, (c) the absence of any attempt by the Bank to collect or enforce the Liabilities, (d) the waiver or consent by the Bank with respect to any provision of any agreement between the Borrower and the Bank,
(e) the Bank's failure to perfect and maintain a security interest in, or preserve, enforce or exhaust its rights to, or the release by the Bank of any Collateral, (f) the Bank's failure to take new, additional or substitute Collateral, (g) any borrowing or the grant of a security interest by the Borrower as debtor-inpossession the Bankruptcy Code, (h) any circumstances which might constitute a legal or equitable discharge or defense of a guarantor or surety, or (i) the death of any guarantor. The books and records of the Bank shall be received as conclusive evidence of the amount of the Liabilities absent manifest error.

OTHER GUARANTORS: If there is more than one Guarantor, the obligations under this Guaranty shall be joint and several.
In addition, each Guarantor shall be jointly and severally liable with any other guarantor of the Liabilities. If the Bank elects to enforce its rights against less than all guarantors of the Liabilities, that election shall not release Guarantor from Guarantor's obligations under this Guaranty. The compromise or release of any of the obligations of any of the other guarantors or the Borrower shall not serve to waive, alter or release the Guarantor's obligations.

WAIVER OF SUBROGATION: Notwithstanding the payment or performance by the Guarantor of all or any part of the Liabilities, the Guarantor shall not have a right of subrogation to the rights of the Bank against any other person liable on the Liabilities until the entire outstanding principal and all accrued interest of the Liabilities, even if they are not covered by this Guaranty, shall have been paid, and the Borrower shall have fully performed all of its obligations to the Bank.

The Guarantor further agrees that should any payments to the Bank on the Liabilities be in whole or in part, invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act or code, state or federal law, common law or equitable doctrine, this Guaranty and any Collateral shall remain in full force and effect (or be reinstated as the case may be) until payment in full of any such amounts, which payment shall be due on demand.


WAIVERS: The Guarantor waives any right Guarantor may have to receive notice of the following matters before the Bank enforces any of its rights: (a) the Bank's acceptance of this Guaranty,
(b) any credit that the Bank extends to the Borrower, (c) the borrower's default, (d) any demand, or(e) any action that the Bank takes regarding the Borrower, anyone else, any collateral, or any Liability, which Guarantor might be entitled to by law or under any other agreement. Any waiver shall affect only the specific terms and time period stated in the waiver. The Bank may waive or delay enforcing any of its rights without losing them. No modification or waiver of this Guaranty shall be effective unless it is in writing and signed by the party against whom it is being enforced.

REPRESENTATIONS BY GUARANTOR: If the Guarantor is a corporation, it represents that it is a corporation duly organized and existing under the laws of the state of its incorporation, and that the execution and delivery of this Guaranty and the performance of the obligations it imposes are within its corporate powers, have been duly authorized by all necessary action, and none of the provisions of this Guaranty contravene or conflict with any provision of its articles of incorporation or by-laws. If the Guarantor is a general or limited partnership, it represents that it is duly organized and existing and that the execution and delivery of this Guaranty and the performance of the obligations it imposes do not contravene or conflict with any provision of its partnership agreement and have Guarantor represents that the execution and delivery of this Guaranty and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which Guarantor is bound, do not require the consent or approval of any governmental authority or any third party, and that this Guaranty is a valid and binding agreement, enforceable according to its terms. Each Guarantor further represents that all balance sheets, profit and loss statements, and other information, if any, furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates.

REINSTATEMENT: If the Bank receives any payment or payments on account of the Liabilities, which payment or payments of any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, or any other party under any bankruptcy act or code, state or federal law, common law or equitable doctrine, then to the extent of any sum not finally retained by the Bank, the Guarantor's obligations to the Bank hereunder shall be reinstated and this Guaranty, and any security therefore, shall remain in full force and effect
(or be reinstated) until payment of the Liabilities shall have been made to the Bank, which payment shall be due on demand.
If any action or proceeding seeking such repayment is pending or, in the Bank's sole judgment, threatened, this Guaranty and any security therefore shall remain in full force and effect, notwithstanding that Borrower may not then be obligated to the Bank.

FINANCIAL COVENANT: Guarantor shall deliver to Bank, as soon as possible, but in any event by April 30 of each calendar year, the personal financial statements of Guarantor for the immediately preceding calendar year, prepared in a prescribed by the Bank and certified by Guarantor that all information contained therein is true and correct.

NOTICES: Notice from one party to another relating to this Guaranty shall be deemed effective if made in writing
(including telecommunications) and delivered to the recipient's address, telex number or facsimile number set forth under such party's name by any of the following means:
(a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, Purolator
Courier or like overnight courier service or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. Notwithstanding the foregoing, notice of termination of this Guaranty shall be deemed received only upon the receipt of actual written notice by the Bank in accordance with the paragraph above labeled "Continued Reliance".

LAW AND JUDICIAL FORUM THAT APPLY: This agreement is governed by Iowa law. The Guarantor agrees that any legal action or proceeding against Guarantor with respect to any of Guarantor's obligations under this Guaranty may be brought in any state or federal court located in the State of Indiana, as the Bank in its sole discretion may elect. By the execution and delivery of this Guaranty, the Guarantor submits to and accepts, with regard to any such action or proceeding, for Guarantor and in respect of Guarantor's property, generally and unconditionally, the jurisdiction of those courts. The Guarantor waives any claim that the State of Indiana is not a convenient forum or the proper venue for any such suit, action or proceeding.

MISCELLANEOUS: The Guarantor's liability under this Guaranty is independent of Guarantor's liability under any other guaranty previously or subsequently executed by the Guarantor or any one of them, singularly or together with others, as to all or any part of the Liabilities, and may be enforced for the full amount of this Guaranty regardless of the Guarantor's liability under any other guaranty. This Guaranty is binding on the Guarantor's heirs, successors and assigns, and will operate to the benefit of the Bank and its successors, assigns, transferees, endorsees and participants with the Bank in any part or all of the Liabilities.
The use of headings shall not limit the provisions of this Guaranty.

WAIVER OF JURY TRIAL: THE BANK AND THE GUARANTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENT (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. NEITHER THE BANK NOR THE GUARANTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER THE BANK OR THE GUARANTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

Dated: April 25, 2003                  GUARANTOR:
                                        /s/ J. Ward McConnell, Jr.
                                            J. Ward McConnell, Jr.
Address:
PO Box 6246
Kinston, NC   28501


STATE OF IOWA
COUNTY OF Polk

Before me, a Notary Public in and for said County and State, personally appeared J. WARD MCCONNELL, JR. and acknowledged the execution of the foregoing Unlimited Continuing Guaranty as of his voluntary act and deed.

Witness my hand and Notarial Seal, this 25th day of April 2003.

                                      /s/Kevin J. Smith
                                      Notary Public - Signature
                                      /s/Kevin J. Smith
                                      Notary Public - Printed

My Commission Expires:                 My County of Residence:
 Kevin J. Smith                        Polk
 My Commission Expires
 7-13-05